Filed Pursuant to Rule 433
Registration Statement No. 333-166176
Thermo Fisher Scientific Inc.
Term Sheet
April 20, 2010
3.200% Senior Notes due 2015

Issuer:	Thermo Fisher Scientific Inc.

Principal Amount:	$450,000,000

Maturity Date:	May 1, 2015

Coupon (Interest Rate):	3.200%

Yield to Maturity:	3.290%

Spread to Benchmark Treasury:	T+75 bps

Benchmark Treasury:	2.500% due March 31, 2015

Benchmark Treasury Price and Yield:	99-26 / 2.540%

Interest Payment Dates:	May 1, and November 1, commencing on November 1, 2010

Redemption Provision:	We may redeem the notes in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (not including any portion of the payments of interest accrued but unpaid as of the date of redemption) discounted on a semi-annual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest to the date of redemption, if any.

Issue Price:	99.587%

Settlement Date:	April 27, 2010 (T+5)

Ratings[1]:	Moodys: Baa1 (positive outlook) S&P: A- (positive outlook) Fitch: A- (stable outlook)

CUSIP:	883556AS1

ISIN:	US883556AS13

Joint Book-Running Managers	Banc of America Securities LLC Deutsche Bank Securities Inc. J.P. Morgan Securities Inc. Barclays Capital Inc. RBS Securities Inc.

Senior Co-Managers	BNP Paribas Securities Corp. Daiwa Capital Markets America Inc. HSBC Securities (USA) Inc. KeyBanc Capital Markets Inc. Mitsubishi UFJ Securities (USA), Inc. Scotia Capital (USA) Inc.

Co-Managers	Goldman, Sachs & Co. Banca IMI S.p.A. ING Financial Markets LLC Mizuho Securities USA Inc. Credit Agricole Securities (USA) Inc.
1) A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the active joint book-running managers can arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com; by calling or e-mailing Deutsche Bank Securities Inc. at 1-800-503-4611 or prospectusrequest@list.db.com; or by calling J.P. Morgan Securities Inc. at 212-834-4533.

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